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Arch Coal, Inc.

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FOR IMMEDIATE RELEASE
November 14, 2005

Arch Coal Provides Update on Status of West Elk Mine

SOMERSET, Colo. (November 14, 2005) – Arch Coal, Inc. today announced that it does not expect its West Elk mine to resume operations for a minimum of six weeks following a sudden increase in combustion-related gases at the site last week.

“After making good progress in our initial efforts to suppress the heating event at West Elk, combustion-related gases unexpectedly intensified late last week,” said John W. Eaves, Arch Coal’s executive vice president and chief operating officer. “As a result of this increase, we were forced to shut down the mine’s ventilation system and commence more aggressive measures to control the situation.” West Elk is increasing its injections of water, nitrogen, nitrogen foam and carbon dioxide into the affected area via bore holes at the surface.

West Elk personnel are working closely and cooperatively with Mine Safety and Health Administration (MSHA) officials at the site. “The top priority of both Arch and MSHA is to ensure the safety of the West Elk workforce engaged in addressing the situation,” Eaves said. Through the event, the mine has not had any reportable injuries.

As previously announced, the longwall equipment is isolated from the affected area by permanent and temporary seals. West Elk was in the process of moving the longwall to a new reserve area, or “district,” when the initial evacuation of the mine was necessitated. Following the recovery of the remaining longwall equipment, West Elk will permanently seal the old district where the elevated gas levels were detected.

During the outage, Arch will redeploy a number of West Elk employees not currently engaged in other tasks to the company’s three underground mines in Utah.

“We have identified a number of projects at our Utah operations that can be accomplished in a more efficient manner with the assistance of the West Elk workforce,” Eaves said. These projects include the acceleration of work on the new longwall mine at the Skyline complex, as well as previously scheduled efficiency-enhancing projects at both the Sufco and Dugout Canyon operations.

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Arch has property and business interruption insurance and will be filing a claim under its policy as a result of the events at West Elk.

Mountain Coal Company’s West Elk mine typically produces more than six million tons of high-Btu, compliance-quality coal annually. The vast majority of that production is shipped to utilities that use West Elk coal as a fuel for electric generation. The mine expects to deplete its current inventory by the end of November.

St. Louis-based Arch Coal, Inc. (NYSE:ACI) is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch provides the fuel for approximately 7% of the electricity generated in the United States.

Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements.

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